Exhibit 99.1

Social Life Network (OTC: WDLF) Now Accepting Bitcoin as Payment from TBI Licensees, Tapp Says

LOS ANGELES, CA / April 23, 2021 / Social Life Network, Inc. (OTC: WDLF) announces today that it will begin accepting Bitcoin as a payment from its Technology Business Incubator (TBI) licensees.

Having stunned markets with their revealing bet on Bitcoin earlier this year, Tesla announced they will now start accepting the world’s largest electronic currency as payments for its electric cars. Following the lead of companies like Square, MicroStrategy, and dozens of other high profile publicly traded companies, Social Life Network is now going to add Bitcoin to its own balance sheet.

Chief Executive Officer Ken Tapp on Friday tweeted: “Our licensees can now pay us with Bitcoin”.

Social Life Network announced in January of 2019 that its licensee, HuntPost.com, was going to accept cryptocurrency alongside fiat currency, through its newly launched e-marketplace. The purchase of products and services through the e-marketplace for HuntPost and the other Social Life Network licensees marketplace platforms is currently provided through the PayPal, BitPay and dozens of other international payment gateways. On March 30th of this year, PayPal Holdings Inc announced that it has started allowing U.S. consumers to use their cryptocurrency holdings to pay at millions of its online merchants globally, a move that could significantly boost use of digital assets in everyday commerce,” said Director Todd Markey.

In addition to lending increased legitimacy to electronic currency use throughout the Social Life Network licensee e-marketplaces, management’s embrace of Bitcoin as a source of payment for the 5% licensee fee on revenue from its TBI participating companies, fits their forward thinking growth strategy.

“Social Life Network will only use internal and open-source software and any Bitcoin paid to the company by our licensees will be retained as Bitcoin and not converted to a fiat currency. The 5% revenue share that we have built into our TBI licensee agreements will remain, priced in dollars,” added Tapp.

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that leverages blockchain technology to increase speed, security and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed startups licensees that use its platform.

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SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network (“the Company”) and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future. No information in this press release should be construed as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

Todd Markey

Investor Relations

Social Life Network, Inc.

ir@socialnetwork.ai

1-855-933-3277